Exhibit 10.2

To:	[INSERT EXECUTIVE NAME]

From:	Board of Directors

Date:

Subject:	Cash Bonus Award

Tuesday Morning and the retail industry are in a period of transition. You are a valued member of our team, and we need leaders like you who are focused on assisting Tuesday Morning with meeting the challenges ahead. To recognize your service to Tuesday Morning, your willingness to service Tuesday Morning’s business objectives, and to retain your ongoing and future employment with Tuesday Morning, we are pleased to present you with a cash bonus award of $XXX,XXX (the “Award”), less any required federal, state or local taxes. The Award is subject to the terms and conditions set forth below, including certain repayment obligations described below.

We appreciate your commitment to Tuesday Morning. To accept your Award, please sign, date and return this letter. Thank you for playing an important role in the next chapter of Tuesday Morning’s history.

TERMS AND CONDITIONS

Payment Date. Subject to the provisions of this letter, the Award amount will be paid to you in a lump sum on May 22, 2020, provided that you have signed this letter and returned a signed copy of this letter to me on or before 1 p.m. on May 22, 2020 (the “Acceptance Date”).

Vesting. The Award will vest in accordance with the following schedule, provided that you are employed by Tuesday Morning on the applicable vesting date: (i) 50% of the Award will vest on February 1, 2021 (the “Time-Based Vesting Date”) and (ii) 50% of the Award will vest on the earlier of (1) a sale of all or substantially all of Tuesday Morning’s assets as a going concern in an event that constitutes a “Change in Control” (as defined in the Tuesday Morning Corporation 2014 Long-Term Incentive Plan (the “2014 LTIP”)) or (2) in the event Tuesday Morning files a plan of reorganization (and not a plan of liquidation), the date of confirmation by the applicable court of such plan of reorganization (the “Performance-Based Vesting Date”).

Repayment Obligation. You will be required to repay Tuesday Morning the portion of the Award (net of any taxes withheld from the same) that has not yet vested, as described herein, within 10 days of the first to occur of the following events (the “Repayment Obligation”): (i) with respect to 100% of your Award, your termination of employment (A) by Tuesday Morning for Cause (as defined in the Tuesday Morning Executive Severance Plan); or (B) due to your voluntary resignation; or (ii) with respect to the portion of your Award eligible to vest on the Performance-Based Vesting Date, a sale of assets or liquidation other than a sale of assets as a going concern.

Notwithstanding anything to the contrary contained herein, you will not be required to reimburse Tuesday Morning for any portion of your Award that has not yet vested if your employment is involuntarily terminated by Tuesday Morning for any reason other than for Cause, or if your employment is terminated as a result of your death or Total and Permanent Disability (as defined in the 2014 LTIP).

To the extent permitted by law, you agree that Tuesday Morning may deduct the full amount of the Repayment Obligation from your final paycheck. If the Repayment Obligation is not timely paid, Tuesday Morning shall be entitled to recover reasonable collection agency fees and attorney’s fees incurred by Tuesday Morning because of such noncompliance.

Right to Continued Employment. Please note that your eligibility for the Award does not in any way alter, modify, or amend your relationship with Tuesday Morning, nor does it guarantee you the right to continue in the employ or service of Tuesday Morning.

Other Benefits. The Award is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, severance, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of Tuesday Morning, unless such plan or agreement expressly provides otherwise.

Governing Law. All questions concerning the construction, validity, and interpretation of this letter will be governed by the laws of the State of Texas, without giving effect to conflict of laws principles thereof.

Entire Agreement. This letter constitutes the entire agreement between you and Tuesday Morning with respect to the Award and supersedes any and all prior agreements or understandings between you and Tuesday Morning with respect to the Award, whether written or oral. This letter may be amended or modified only by a written instrument executed by you and Tuesday Morning.

We ask that you acknowledge your receipt of this letter and your acceptance of its terms and conditions by signing and dating the Acknowledgement and Acceptance section below and returning it to me for Tuesday Morning’s records by the Acceptance Date.

Very truly yours,

[Name]

[Title]

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby acknowledge receipt of this letter setting forth the terms and conditions governing the opportunity to receive the Award. I have carefully read the letter and hereby agree to and accept all those terms and conditions, and agree that my entitlement to any Award described in the letter shall be determined solely by the terms and conditions described herein.

Signature

Printed Name:

Dated:	, 2020